Exhibit 10.2

Corporate Office & Distribution Center

May 12, 2015

Re: Offer of Employment

Dear Michael,

Congratulations! This letter will confirm that Tilly’s has offered you a Vice President, Chief Financial Officer position in our Finance Department on the following terms and conditions:

1.	Start Date. Unless otherwise agreed and contingent upon a successful completion of our post-offer employment screening, you will join Tilly’s on Tuesday, May 26, 2015.

1.	Supervisor. Unless otherwise instructed, you will report to Daniel Griesemer, President and Chief Executive Officer.

1.	Compensation. You will be paid an annual salary of $325,000.00. Your bi-weekly earnings will be $12,500.00. You will be classified as a Salaried/Exempt Employee.

1.
Stock/Options. 25,000 non-qualified stock options and 10,000 restricted stock units (RSU’s) will be granted to you as of the first open window following your start date of employment at Tilly’s. They will vest over a four (4) year period and have a strike price/exercise price/grant price which will match the closing price of Tilly’s, Inc. stock on the open window date. The terms of the stock options are set forth in Tilly’s 2013 Equity and Incentive Plan.

2.	Vacation. You will be accruing vacation at a rate of twenty (20) calendar days per year. Vacation begins accruing from the first payroll period.

1.	Benefits. Eligibility to enroll in Tilly’s Medical Benefits Program will take effect on the first of the month following one complete calendar month of employment.

1.	Bonus. You will be eligible for our Annual Bonus Plan payable in 2016. Please refer to the attached 2015 Bonus Plan for details.

1.
At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tilly’s may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

1.
Non-solicitation. At Tilly's you will have access to confidential information about Tilly's employees. During your employment and for one year thereafter, you will not, whether for your own account or for any business organization, encourage or solicit any Tilly's employee to leave Tilly's employment. You acknowledge that violating this provision will cause Tilly's irreparable harm that cannot be compensated by monetary damages alone, and that an injunction is an appropriate provisional remedy.

This letter contains the entire agreement with respect to the terms of your employment. It supersedes any and all other agreements, either oral or in writing, with respect to the employment relationship. You and Tilly’s acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and Tilly’s, or anyone acting on behalf of you or Tilly’s, which are not included in this letter. You and Tilly’s acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of your employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and Tilly's CEO and Vice President of Human Resources.

If you accept our offer of employment on the terms and conditions set forth in this letter, please initial each page, sign where indicated and return the original of this letter to us, you may retain the document marked “Confidential Copy” for your records.

Sincerely yours,

/s/ Daniel Griesemer
Daniel Griesemer
President & CEO
Tilly’s

Accepted:
/s/ Michael Henry
Signature
Michael Henry
Printed Name
May 19, 2015
Date